Exhibit 99.1

Interstate Power and Light Company
An Alliant Energy Company

Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148

News Release

FOR IMMEDIATE RELEASE	Media Contact: Scott Reigstad (608) 458-3145
Investor Relations: Susan Gille (608) 458-3956

Interstate Power and Light Company Announces Pricing of Debt Offering

Senior Debentures will be due in 2046

CEDAR RAPIDS, Iowa – September 12, 2016 – Interstate Power and Light Company (IPL), a wholly-owned subsidiary of Alliant Energy Corporation (NYSE: LNT), today announced the pricing of a public offering of $300,000,000 aggregate principal amount of senior debentures. The senior debentures have an interest rate of 3.7% and will be due on September 15, 2046.

IPL intends to apply the approximately $295.3 million in net proceeds, before expenses, from this offering to reduce outstanding capital under its receivables purchase and sale program, reduce commercial paper classified as long-term debt and/or for general corporate purposes.

The offering was marketed through a group of underwriters consisting of Barclays Capital Inc., J.P. Morgan Securities LLC, and KeyBanc Capital Markets Inc., as joint book-running managers, and BNY Mellon Capital Markets, LLC, Mischler Financial Group, Inc. and U.S. Bancorp Investments, Inc., as co-managers.

The offering is being made only by means of a prospectus supplement and accompanying prospectus which are part of a shelf registration statement IPL filed with the Securities and Exchange Commission. Copies may be obtained from Barclays Capital Inc. by calling 888-603-5847, from J.P. Morgan Securities LLC by calling 212-834-4533, or from KeyBanc Capital Markets Inc. by calling 866-227-6479. Electronic copies of these documents will be available from the Securities and Exchange Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alliant Energy

Alliant Energy Corporation’s Iowa utility subsidiary, Interstate Power and Light Company (IPL), utilizes the trade name of Alliant Energy. The utility is based in Cedar Rapids, Iowa, and provides electric service to approximately 490,000 customers and natural gas service to approximately 225,000 customers in over 600 communities across Iowa. The employees of Alliant Energy focus on delivering the energy and exceptional service their customers and communities expect – safely, efficiently, and responsibly. Visit alliantenergy.com or call 1-800-ALLIANT (800-255-4268) for more information. Alliant Energy Corporation, a component of the S&P 500, is traded on the New York Stock Exchange under the symbol LNT.